UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

Digital River, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10380 Bren Road West, Minnetonka, MN	55343
(Address of principal executive offices)	(Zip Code)

(952) 253-1234

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2011, the Board of Directors of Digital River, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Timothy J. Pawlenty as a member of the Board of Directors. Mr. Pawlenty will stand for election at the Company’s 2012 Annual Meeting of Stockholders. The appointment of Mr. Pawlenty increases the size of the Board to seven members. Mr. Pawlenty has been appointed to the Audit Committee and the Nominating and Corporate Governance Committee. There are no arrangements or understandings between Mr. Pawlenty and any other persons pursuant to which Mr. Pawlenty was elected a director. Mr. Pawlenty is not related to any member of the Company’s management or any of the other directors.

Mr. Pawlenty, age 51, served as Governor of the State of Minnesota for two terms from 2003 to 2011. Since January, 2011, Mr. Pawlenty has served as an independent consultant. Prior to 2003, Mr. Pawlenty’s experiences included private practice with a Twin Cities-based law firm. Mr. Pawlenty serves as a member of the board of directors of Miromatrix Medical, Inc., Ionix Medical and Red Prairie Corporation.

In connection with Mr. Pawlenty’s appointment as a non-employee director of the Board, he will receive the Company’s standard director compensation, including a cash retainer of $15,000 (pro-rated from the date of appointment) and a restricted stock grant award consistent with the director compensation program (pro-rated from the date of appointment).

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated December 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.

Date: December 5, 2011	By:	/s/ Stefan B. Schulz
Stefan B. Schulz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 5, 2011.